Exhibit 10.57

November 13, 2012

Ms. Catherine M. Vaczy
140 East 28th Street
#llC
New York, NY 10021

Dear Catherine:

We are pleased to enter into this extension (the "Extension") of your employment agreement dated as of January 26, 2007 (the "2007 Agreement"), as thereafter amended by amendments on January 9, 2008, August 29, 2008, reinstated and extended on July 8, 2009, extended on July 7, 2010 and extended on January 6, 2012 (the 2007 Agreement as so amended and extended, the "Original Agreement") with respect to your service to the Company as its Vice President and General Counsel. This Extension shall become effective (the "Effective Date") on January 1, 2013 and shall modify the Original Agreement with respect to those different and additional terms as set forth below.

1.	Your Base Salary shall remain unchanged.

2.	You shall be eligible for annual cash and equity bonuses as determined by the Compensation Committee in its sole discretion.

3.	The "Term" as extended shall begin as of the Effective Date and continue through July 8, 2013, the one year anniversary of your last Base Salary increase.

4.
During the Term, the Company will continue to pay annual membership and dues for a club in New York of your choice that can be used for business entertainment, meetings, etc. in an amount not to exceed $5,000.

5.
Upon termination or expiration of this Extension, the Company shall pay severance equal to three months of your compensation, including your insurance, contingent on the Company receiving a release as contemplated by the Original Agreement.

Terms not otherwise defined herein shall have the meaning ascribed to them in the Original Agreement. Except as set forth herein the terms of the Original Agreement shall remain unchanged.

Very Truly Yours,

NeoStem, Inc.
By:	/s/ Robin L. Smith
Name:	Robin L. Smith
Title:	CEO
ACKNOWLEDGED AND AGREED:
/s/ Catherine M. Vaczy
Catherine M. Vaczy